Exhibit 99.1

Nkarta Reports Fourth Quarter and Full Year 2025 Financial Results and Corporate Highlights

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Dose escalation for NKX019 advanced to 4 billion cells per dose on days 0, 3 and 7 for a total of 12 billion cells per cycle
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Initial clinical data from Ntrust-1 and Ntrust-2 targeted for presentation at a medical conference in 2026
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Cash balance of $295.1 million on December 31, 2025, including cash, cash equivalents and investments, is expected to fund operations into 2029

SOUTH SAN FRANCISCO, Calif., March 25, 2026 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biotechnology company developing engineered natural killer (NK) cell therapies to treat autoimmune diseases, today reported financial results for the fourth quarter and year ended December 31, 2025.

“2025 was a year of strategic importance for Nkarta as we onboarded a clinical team with deep autoimmune experience, right-sized our workforce to be a responsible steward of investor capital, and continued to advance our CAR-NK cell therapy platform through dose escalation in the clinic,” said Paul J. Hastings, Chief Executive Officer of Nkarta. “Thoughtfully leveraging our safety data, we are now dosing patients at 4 billion cells in a three-dose cycle for a total of 12 billion cells as we look to maximize the depth and durability of B-cell depletion and clinical response, positioning us to unlock the full potential of NKX019 for people living with autoimmune disease.”

“We look forward to sharing a comprehensive clinical update from Ntrust-1 and Ntrust-2 later this year with the aim of presenting a meaningful data set at a medical conference. With cash projected to fund operations into 2029, we remain focused on disciplined clinical execution as we continue enrollment in our Ntrust-1 and Ntrust-2 clinical programs.”

NKX019 Clinical Program Progress and Upcoming Milestones

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Enrollment continued across Ntrust-1 and Ntrust-2, our multi-center, open-label, dose-escalation clinical trials evaluating NKX019 in multiple autoimmune diseases.
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Patients are now being dosed at 4 billion cells per dose as part of ongoing dose escalation.

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Enrollment remains open in both investigator-sponsored trials of NKX019 in generalized myasthenia gravis and systemic lupus erythematosus.
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Initial clinical data from Ntrust-1 and Ntrust-2 are planned for presentation at a medical conference later this year.

Fourth Quarter and Full Year 2025 Financial Highlights

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Nkarta had cash, cash equivalents, restricted cash, and investments in marketable securities of $295.1 million as of December 31, 2025.
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Research and development (R&D) expenses were $90.4 million for the full year 2025 and $25.3 million for the fourth quarter of 2025. Non-cash stock-based compensation expense included in R&D expense was $3.2 million for the full year 2025 and $0.7 million for the fourth quarter of 2025.
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General and administrative (G&A) expenses were $31.6 million for the full year 2025 and $5.7 million for the fourth quarter of 2025. Non-cash stock-based compensation expense included in G&A expense was $5.4 million for the full year 2025 and $1.2 million for the fourth quarter of 2025.
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Net loss was $104.1 million, or $1.41 per basic and diluted share, for the full year 2025. This net loss includes non-cash charges of $14.4 million that consisted primarily of share-based compensation, right-of-use asset impairment and depreciation expenses. Net loss was $27.4 million, or $0.37 per basic and diluted share, for the fourth quarter of 2025. This net loss includes non-cash charges of $3.3 million that consisted primarily of share-based compensation and depreciation expenses.

Financial Guidance

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Nkarta expects its current cash and cash equivalents to fund its current operating plan into 2029.

About the Ntrust℠ Clinical Trials in Autoimmune Disease

Ntrust-1 (NCT06557265) and Ntrust-2 (NCT06733935) are multi-center, open label, dose escalation clinical trials in patients with autoimmune disease receiving lymphodepletion followed by CD19-targeted CAR-NK cell therapy. Both trials will assess the safety of NKX019 in people living with autoimmune diseases as well as its potential to achieve durable remission via a “reset” of the immune system through the elimination of pathogenic B cells.

The Ntrust trials are enrolling up to 12 patients per dose level per disease indication across systemic sclerosis, idiopathic inflammatory myopathy, ANCA-associated vasculitis, lupus nephritis, and primary membranous nephropathy.

In both studies, patients now receive a three-dose cycle of NKX019 on Days 0, 3, and 7 following lymphodepletion with fludarabine and cyclophosphamide or cyclophosphamide alone, if they have significant cytopenia at baseline. Leveraging the engineering of NKX019, no patients in either trial will receive supplemental cytokines or antibody-based therapeutics. This approach is designed to evaluate the single-agent activity of NKX019 and facilitate a more rapid path to regulatory approval. Patients in Ntrust-1 may also receive additional cycles, if necessary, to restore response or enable a deeper response.

About NKX019

NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed chimeric antigen receptor (CAR) for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease. Nkarta is evaluating NKX019 in multiple autoimmune conditions.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for autoimmune diseases. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies, Nkarta is building a pipeline of future cell therapies engineered for deep therapeutic activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s position, plans, strategies, and timelines for the continued and future clinical development and commercial potential of NKX019 (including the future availability and disclosure of clinical data and other updates from Nkarta’s clinical trials); the therapeutic potential and tolerability of NKX019 for the treatment of autoimmune diseases, including as a result of advancing Nkarta’s dose escalation; and Nkarta’s expected cash runway.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of NKX019; that Nkarta may be delayed in initiating, enrolling patients in or completing its clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and the success of Nkarta’s recent (and any future) cost containment measures.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 10, 2025, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating expenses
Research and development	$25,281	$23,127	$90,429	$96,744
General and administrative	5,680	7,796	31,568	31,450
Total operating expenses	30,961	30,923	121,997	128,194
Loss from operations	(30,961)	(30,923)	(121,997)	(128,194)
Other income, net:
Interest income	3,296	4,894	15,494	19,317
Other income, net	257	94	2,419	87
Total other income, net	3,553	4,988	17,913	19,404
Net loss	$(27,408)	$(25,935)	$(104,084)	$(108,790)

Net loss per share, basic and diluted	$(0.37)	$(0.35)	$(1.41)	$(1.60)
Weighted average shares used to compute net loss per share, basic and diluted	74,044,370	73,595,401	73,991,197	67,865,323

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31,
	2025	2024
Assets
Cash, cash equivalents, restricted cash and investments	$295,129	$380,489
Property and equipment, net	66,721	74,658
Operating lease right-of-use assets	34,429	36,014
Other assets	7,930	10,042
Total assets	$404,209	$501,203
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$15,464	$12,954
Operating lease liabilities	76,420	80,273
Total liabilities	91,884	93,227
Stockholders’ equity	312,325	407,976
Total liabilities and stockholders' equity	$404,209	$501,203

Nkarta Media/Investor Contact:

Nadir Mahmood

Nkarta, Inc.

nmahmood@nkartatx.com